Exhibit 10.01

[Petrogulf Corporation letterhead]

August 1, 2002

                                LETTER AGREEMENT

Mr. James W. Scott, President
Mid-Power Resources Corporation
3800 Howard Hughes Parkway, Suite 860
Las Vegas, Nevada 89109

Re:      Lakeside Prospect
         Claude Boudreaux Well
         SE/4 Section 11-12S-4W
         Cameron Parish, Louisiana

Dear Mr. Scott:

Petrogulf III, L.L.C. ("Petrogulf") is the owner of certain oil and gas rights located in Cameron Parish, Louisiana identified in the documents listed below ("Prospect"). Said oil and gas rights are being contributed to the drilling of the Claude Boudreaux well located in the Southeast Quarter of Section 11, Township 12 South, Range 4 West, Cameron Parish, Louisiana ("Prospect Well"). Petrogulf Corporation is the Operator of the subject well.

Enclosed you will find:

1.       Original Title Opinion dated July 27, 2001, and curative,
2.       Partial Assignment of Oil, Gas and Mineral Leases dated August 9, 2001,
3.       Order Number 649-C-11 dated September 6, 2001,
4.       Letter Agreement dated August 7, 2001,
5.       Participation Agreement dated May 7, 2001,
6.       Model Form Operating Agreement dated April 2, 2001.
         ("Documents")

These Documents are furnished to Mid-Power Resources Corporation ("Mid-Power") for the sole purpose of evaluating the merits of participation in the drilling of the Prospect Well. Mid-Power agrees not to divulge to third parties or to acquire any oil and gas rights within the Prospect except in accordance with the terms and conditions of this Letter Agreement. Mid-Power acknowledges that Petrogulf has commenced actual drilling operations on the Prospect Well and that time is of the essence.

Petrogulf makes this working interest in the Prospect and Prospect Well available to Mid-Power subject to the above referenced Documents without warranty of title except by, through, and under Petrogulf but not otherwise. This Letter Agreement replaces and supplants any and all other discussions or offers concerning the Prospect and the Prospect Well, and contains the entire agreement between Petrogulf and Mid-Power.

Petrogulf hereby makes Mid-Power this one time offer to participate in the Prospect and the Prospect Well for a full-undivided twenty five percent (25.00%) working interest for a drilling and obligation payment of Nine Hundred Eighty Three Thousand Twenty Five and 09/100 Dollars ($983,025.09) the ("Participation Payment"). It is understood and agreed that Mid-Power shall remain liable for its' 25.00% working interest share of all costs associated with the Prospect and Prospect well and likewise Petrogulf shall reimburse Mid-Power for any remaining balance of the Participation Payment after deducting the Mid-Power 25.00% working interest share of financial obligations associated with the Mid-Power 25.00% working interest in the Prospect and Prospect Well, all in accordance with the terms and conditions contained in the above referenced Documents.

This Letter Agreement shall expire by its' own terms at the close of business in Petrogulf's Denver office August 2, 2002, without further obligations between Petrogulf and Mid-Power. Please signify your understanding and agreement to the terms and conditions contained herein by signing, dating and returning one copy of this Letter Agreement with your payment of $983,025.09. If you should have any questions, please do not hesitate to contact Lyell A. Coe at 303-893-5400, extension 28.

Very truly yours,

Petrogulf III, L.L.C.

/s/ Betty A. Pennington
------------------------------
Betty A. Pennington
Agent

Agreed to and Accepted this 1st day of August, 2002,

Mid-Power Resources Corporation

By: /s/ James W. Scott
    --------------------------
    James W. Scott
    President